Astec Industries, Inc.
News Release
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS THIRD QUARTER RESULTS

CHATTANOOGA, Tenn. (October 22, 2007) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their third quarter ended September 30, 2007.

Revenues for the third quarter of 2007 were $206.2 million compared with $171.5 million for the third quarter of 2006 for a 20.2% increase.  Domestic sales accounted for $131.7 million during the third quarter of 2007 compared to $116.1 million during the third quarter of 2006.  International sales accounted for $74.5 million of revenues during the third quarter of 2007 compared to $55.4 million during the third quarter of 2006.  The Company reported net income of $11.6 million for the third quarter of 2007 compared to net income of $10.0 million for the third quarter of 2006 for an increase of 16.0%.  Net income for the third quarter of 2007 was $0.51 per diluted share compared to $0.46 per diluted share for the third quarter of 2006 for a 10.9% increase.

The Company’s backlog at September 30, 2007 was $239.9 million compared to $131.2 million at September 30, 2006 for an 82.9% increase.

Consolidated financial statements for the third quarter ended September 30, 2007 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “We are pleased with the 2007 third quarter sales increase of 20.2% compared to the third quarter of 2006.  The gross margin for the quarter was  impacted by the shipment of some new models of equipment.  S,G,A&E expenses were  impacted by an increase in the Supplemental Executive Retirement Plan expense due to the increase in the value of our stock.  We also increased our costs related to salaries and benefits by hiring additional staff in order to generate and support increased sales volumes.  We are excited about the prospects for the fourth quarter and look forward to finishing another strong year.”

“We believe that our increase in sales reflects a strong economy, an overwhelming need for road improvements resulting in state initiatives to increase funding, market acceptance of new products, improving market share, increasing sales of recycling equipment and strong international sales. The international demand has steadily increased throughout 2007 which should be indicative of strong international sales for the fourth quarter of 2007 compared to 2006.”

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on October 22, 2007, at 10:00 A.M. Eastern Time to review its third quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/www/docs/100, Conference Calls Section.  An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Monday, October 29, 2007 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 258614.  A transcription of the conference call will be made available under the Investor Relation section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance for the fourth quarter and future generally, the ability to maintain or improve margins, the economy, the need for road improvements, the state initiatives to increase funding, the market’s acceptance of new products, the Company’s improving market share, the increase in sales of recycling equipment and international sales.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, downturns in the general economy or the commercial construction industry, cyclical nature of the commercial, construction industry and the customization of the equipment the Company sells,  increases in the price of oil or decreases in the availability of oil, increases in the price of raw materials, a failure to comply with covenants in the Company’s credit agreement, contingent liability for certain customer debt, rising interest rates, rising steel and steel component pricing, delayed or decreased funding for highway construction and maintenance, managing and expanding in international markets, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2006.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Secretary / Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Sept 30	Sept 30
	2007	2006
Assets
Current assets
Cash and cash equivalents	$48,164	$34,299
Receivables, net	83,324	68,720
Inventories	201,982	151,437
Prepaid expenses and other	14,025	11,718
Total current assets	347,495	266,174
Property and equipment, net	137,312	109,401
Other assets	42,689	25,273
Total assets	$527,496	$400,848
Liabilities and shareholders' equity
Current liabilities
Accounts payable - trade	$55,303	$39,343
Other accrued liabilities	83,511	58,408
Total current liabilities	138,814	97,751
Other non-current liabilities	22,646	15,064
Minority interest in consolidated subsidiary	833	635
Total shareholders' equity	365,203	287,398
Total liabilities and shareholders' equity	$527,496	$400,848

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30		Sept 30
	2007	2006	2007	2006
Net sales	$206,239	$171,470	$648,216	$548,455
Cost of sales	157,678	130,427	486,339	414,835
Gross profit	48,561	41,043	161,877	133,620
Selling, general, administrative & engineering expenses	31,926	25,270	92,774	80,237
Income from operations	16,635	15,773	69,103	53,383
Interest expense	149	421	765	1,268
Other income, net of expenses	638	519	2,038	921
Income before income taxes and minority interest	17,124	15,871	70,376	53,036
Income taxes	5,482	5,807	24,812	19,666
Minority interest in earnings	68	38	151	82
Net income	$11,574	$10,026	$45,413	$33,288

Earnings per Common Share
Net income
Basic	$0.52	$0.47	$2.08	$1.56
Diluted	$0.51	$0.46	$2.03	$1.52

Weighted average common shares outstanding
Basic	22,116,275	21,520,512	21,881,565	21,383,889
Diluted	22,581,075	21,927,051	22,393,677	21,960,133

Certain amounts for 2006 have been reclassified to conform with the 2007 presentation.

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended September 30, 2007 and 2006
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2007 Revenues	51,860	81,801	33,323	28,335	10,920	206,239
2006 Revenues	45,076	69,083	28,961	28,350	-	171,470
Change $	6,784	12,718	4,362	(15)	10,920	34,769
Change %	15.1%	18.4%	15.1%	(0.1%)	-	20.3%

2007 Gross Profit	12,375	18,700	8,096	7,498	1,892	48,561
2007 Gross Profit %	23.9%	22.9%	24.3%	26.5%	17.3%	23.5%
2006 Gross Profit (Loss)	11,164	16,664	5,996	7,238	(19)	41,043
2006 Gross Profit %	24.8%	24.1%	20.7%	25.5%	-	23.9%
Change	1,211	2,036	2,100	260	1,911	7,518

2007 Profit	6,656	8,154	3,542	3,223	(9,794)	11,781
2006 Profit	5,939	7,562	2,029	2,889	(8,188)	10,231
Change $	717	592	1,513	334	(1,606)	1,550
Change %	12.1%	7.8%	74.6%	11.6%	(19.6%)	15.2%

Certain amounts for 2006 have been reclassified to conform with the 2007 presentation.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

	For the three months ended September 30
	2007	2006
Total profit for all segments	$ 11,781	$ 10,231
Minority interest earnings of subsidiary	(68)	(38)
Elimination of intersegment profit	(139)	(167)
Consolidated net income	$ 11,574	$ 10,026

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the nine months ended September 30, 2007 and 2006
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2007 Revenues	183,507	253,138	117,662	82,988	10,921	648,216
2006 Revenues	149,026	217,942	103,199	78,288	-	548,455
Change $	34,481	35,196	14,463	4,700	10,921	99,761
Change %	23.1%	16.1%	14.0%	6.0%	-	18.2%

2007 Gross Profit	48,358	62,444	28,999	20,209	1,867	161,877
2007 Gross Profit %	26.4%	24.7%	24.6%	24.4%	17.1%	25.0%
2006 Gross Profit (Loss)	37,997	53,223	24,659	17,783	(42)	133,620
2006 Gross Profit %	25.5%	24.4%	23.9%	22.7%	-	24.4%
Change	10,361	9,221	4,340	2,426	1,909	28,257

2007 Profit	29,827	30,859	14,768	6,515	(36,534)	45,435
2006 Profit	20,722	24,729	12,125	5,328	(29,347)	33,557
Change $	9,105	6,130	2,643	1,187	(7,187)	11,878
Change %	43.9%	24.8%	21.8%	22.3%	(24.5%)	35.4%

Certain amounts for 2006 have been reclassified to conform with the 2007 presention.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

	For the nine months ended September 30
	2007	2006
Total profit for all segments	$ 45,435	$ 33,557
Minority interest in earnings of subsidiary	(151)	(82)
Recapture (elimination) of intersegment profit	129	(187)
Consolidated net income	$ 45,413	$ 33,288

Astec Industries, Inc. and Subsidiaries
Backlog by Segment
September 30, 2007 and 2006
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2007 Backlog	110,234	96,363	2,779	21,638	8,892	239,906
2006 Backlog	45,872	58,759	3,569	17,079	5,912	131,191
Change $	64,362	37,604	(790)	4,559	2,980	108,715
Change %	140.3%	64.0%	(22.1%)	26.7%	50.4%	82.9%